EXHIBIT 21.1

SUBSIDIARIES OF EVERI HOLDINGS INC.

Name	Jurisdiction of Incorporation or Organization
Everi Payments Inc.	Delaware
Everi Logistics LLC	Nevada
Everi Payments (Canada) Inc.	Ontario, Canada
Global Cash Access (Panama), Inc.	Panama
Game Financial Caribbean N.V.	Netherlands, Antilles
Global Cash Access (Belize) Ltd	Belize
Central Credit, LLC	Delaware
Global Cash Access (BVI), Inc.	British Virgin Islands
Arriva Card, Inc.	Delaware
Global Cash Access Switzerland AG	Switzerland
Global Cash Access (HK) Limited	Hong Kong
GCA (Macau) S.A.	Macau SAR
Global Cash Access (Belgium) SA	Belgium
Global Cash Access (UK) Limited	United Kingdom
Everi India Private Limited	India
GCA MTL, LLC	Delaware
Everi Games Holding Inc.	Texas
Everi Games Inc.	Delaware
Everi Games (Canada) Inc.	British Columbia
Everi Interactive LLC	Delaware
MegaBingo International, LLC	Delaware
Multimedia Games de Mexico S. de R.L. de C.V.	Mexico
Multimedia Games de Mexico 1 S. de R.L. C.V.	Mexico
Servicios de Wild Basin S. de R.L. de C.V.	Mexico
MGAM Peru S.R.L.	Peru